JPMORGAN CHASE & CO.

Filed Pursuant to Rule 433
Registration Statement Nos. 333-146220 and 333-146220-04
December 15, 2009

JPMORGAN CHASE CAPITAL XXVIII
60,000,000 Capital Securities
FIXED-TO-FLOATING RATE CAPITAL SECURITIES, SERIES BB
Issuer:

JPMorgan Chase Capital XXVIII (the "Trust"), a Delaware statutory trust, the sole assets of which will be junior subordinated debentures issued by JPMorgan Chase & Co. ("JPMorgan Chase"). JPMorgan Chase will own all common securities of the Trust.

Guarantor:	JPMorgan Chase & Co.
Securities:	Fixed-to-Floating Rate Capital Securities, Series BB (each, a "Capital Security")
Legal Format:	SEC Registered
Aggregate Liquidation Amount:	$1,500,000,000 (60,000,000 Fixed-to-Floating Rate Capital Securities)
Liquidation Amount:	$25 per Capital Security
CUSIP/ISIN	48124Y 204 / US48124Y2046
Listing:	NYSE (expected)
Security Ratings:	Moody's Investors Service: A2 expected Standard & Poor's: BBB+ expected Fitch: A+ expected
Settlement Date:	December 22, 2009 (T+5)
Maturity Date:	December 22, 2039
Interest Payment Dates:	Quarterly on each March 22, June 22, September 22 and December 22, beginning on March 22, 2010.
Interest Rate During Fixed Rate Period:	From, and including, the settlement date, to but excluding, December 22, 2014 or their earlier redemption at a fixed rate equal to 7.20% per year.
Interest Rate During Floating Rate Period:	From, and including, December 22, 2014 to their repayment or earlier redemption at a floating rate, reset quarterly, equal to 3-month LIBOR plus 4.46%.
Day Count Convention:	With respect to the Fixed Rate Period: 30/360. With respect to the Floating Rate Period: Actual/360.
Optional Redemption:	On or after December 22, 2014 at a price equal to 100% of the principal amount of the subordinated debentures being redeemed plus any accrued and unpaid interest.
Conditional Redemption for Tax Event or Capital Treatment Event:

If certain changes occur relating to the tax or capital treatment of the Capital Securities, we may elect to redeem all, but not less than all, of the subordinated debentures for a price equal to their principal amount (plus accrued and unpaid interest).

Deferral Provision:

The Trust will defer payments on the Fixed-to-Floating Rate Capital Securities for up to 5 years if JPMorgan Chase defers payments on the underlying subordinated debentures. Payments cannot be deferred beyond the maturity date of the junior subordinated debentures on December 22, 2039. Any deferred payments will accrue additional interest at the then applicable rate, compounded on each interest payment date.

Ranking:

The Series BB junior subordinated debentures to be issued to the Trust will rank junior to all of JPMorgan Chase's outstanding and future senior debt. The Series BB junior subordinated debentures will also rank (1) pari passu with JPMorgan Chase's outstanding and future series of junior subordinated debentures and (2) senior to JPMorgan Chase's outstanding and future Capital Efficient Notes (CENts). Substantially all of JPMorgan Chase's debt constitutes senior debt.

Public Offering Price:	$25
Gross Fees	3.15%
Underwriting Commissions:	$47,250,000
Overallotment Option:	The underwriters may purchase up to 9,000,000 additional Capital Securities within 30 days from the date of the prospectus supplement to cover over-allotments.
Use of Proceeds:	General corporate purposes
Sole Bookrunner:	J.P. Morgan Securities Inc.
Joint Lead Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC UBS Securities LLC

The issuer has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that the issuer has filed with the SEC for more complete information about the Issuer, JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

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